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            ALLENERGY MARKETING COMPANY, L.L.C. (DE)
                        Income Statement
                Periods Ended September 30, 1998
 (expressed in millions, rounded to hundred thousands of dollars)
               (Unaudited, subject to adjustment)

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                                         Quarter   Six Months
                                         -------   ----------

 Revenues                                          $20.0      $20.0
 Cost of sales                                      17.6       17.6
                                                   -----      -----
 Gross margin                                        2.4        2.4

 Selling, general, and administrative
  Salaries and benefits                              1.6        1.6
  Selling and marketing                              0.1        0.1
  Office expense                                     1.0        1.0
  Other                                              0.3        0.4
                                                   -----      -----
    Total selling, general, and administrative                  3.0            3.1
                                                   -----      -----
 Net loss                                          $(0.6)                    $(0.7)
                                                   =====      =====



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